                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number: 3235-0187 /
                                                / Expires: December 31, 2001   /
                                                / Estimated average burden     /
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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

      Brown's Dock, L.L.C.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                              56 Prospect Street
--------------------------------------------------------------------------------
                                   (Street)

      Hartford                    Connecticut                         06115
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol  Southwestern Life Holdings, Inc.
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year                  August, 2000
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ___ Director    ___ Officer             _X_ 10% Owner    ___ Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    _____ Form filed by One Reporting Person

    __X__ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code     V     Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock          6/15/00    P              8,000          A       $15.06         3,071,695          D and I         (1)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock          6/15/00    P             236,330         A       $15.06         3,071,695          D and I         (1)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock          6/21/00    P              28,402         A       $12.56         3,071,695          D and I         (1)
------------------------------------------------------------------------------------------------------------------------------------

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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see instruction
 4(b)(v).

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security                          sion or             action              tion Code              ative Securities
    (Instr. 3)                        Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-              Amount or                      at End           Owned at      (Instr.
                               Exer-    tion         Title   Number of                      of               End of        4)
                               cisable  Date                 Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

(1) Brown's Dock, L.L.C. beneficially owns 530,257 shares of Common Stock directly; the Reporting Persons constitute a "group" for purposes of Section 13(d)(3) of the Act, and therefore, each Reporting Person is deemed to have beneficial ownership of 3,071,695 shares of Common Stock.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

/s/ James L. Learner, P.C.
-------------------------------  -----------------
**Signature of Reporting Person        Date
James L. Learner, P.C. pursuant to a Power of Attorney filed with the Commission

                             Attachment to Form 4
                             --------------------

          Pursuant to Instruction 4(b)(v) of the General Instructions to Form 4, this Form 4 is also being filed on behalf of the reporting Persons set forth below. All of the information set forth in the attached Form 4 for Brown's Dock, L.L.C. is the same for the Reporting Persons set forth below unless otherwise noted.

Designated Filer:            Brown's Dock, L.L.C.
Statement Month/Year:        8/2000
Issuer:                      Southwestern Life Holdings, Inc.

----------------------------------------------------------------------------------------------------------------------------
                                                                      Amount of                                    Nature of
                                                                      Securities                                   Indirect
                                                                     Beneficially         Ownership Form:         Beneficial
    Name and Address of Reporting Person        Title of Security       Owned        Direct (D) or Indirect (I)    Ownership
----------------------------------------------------------------------------------------------------------------------------
Inverness/Phoenix Partners LP (A)                 Common Stock         2,450,293                 D
----------------------------------------------------------------------------------------------------------------------------
Inverness/Phoenix Partners LP                     Common Stock          621,402                  I                    (1)
----------------------------------------------------------------------------------------------------------------------------
Executive Capital Partners I LP (A)               Common Stock           83,145                  D
----------------------------------------------------------------------------------------------------------------------------
Executive Capital Partners I LP                   Common Stock         2,988,550                 I                    (1)
----------------------------------------------------------------------------------------------------------------------------
Phoenix Home Life Mutual Insurance Company (B)    Common Stock         3,071,695                 I                    (2)
----------------------------------------------------------------------------------------------------------------------------
Phoenix Investment Partners, Ltd. (C)             Common Stock         3,071,695                 I                    (3)
----------------------------------------------------------------------------------------------------------------------------
Inverness Phoenix Capital LLC (A)                 Common Stock           8,000                   D
----------------------------------------------------------------------------------------------------------------------------
Inverness Phoenix Capital LLC                     Common Stock         3,063,695                 I                    (4)
----------------------------------------------------------------------------------------------------------------------------
Inverness Management Fund I LLC (A)               Common Stock         3,071,695                 I                    (5)
----------------------------------------------------------------------------------------------------------------------------
WMD LLC (A)                                       Common Stock         3,071,695                 I                    (6)
----------------------------------------------------------------------------------------------------------------------------
J.C. Comis LLC (A)                                Common Stock         3,071,695                 I                    (7)
----------------------------------------------------------------------------------------------------------------------------
W. McComb Dunwoody (A)                            Common Stock         3,071,695                 I                    (8)
----------------------------------------------------------------------------------------------------------------------------
James C. Comis, III (A)                           Common Stock         3,107,695                 I                    (9)
----------------------------------------------------------------------------------------------------------------------------
DCPM Holdings, Inc. (C)                           Common Stock         3,071,695                 I                    (10)
----------------------------------------------------------------------------------------------------------------------------

(A) 660 Steamboat Road, Greenwich, Connecticut 06830

(B) 1 American Row, Hartford, Connecticut, 06115

(C) 56 Prospect, Hartford, Connecticut 06115.

(32) Phoenix Home Life Mutual Insurance Company ("Phoenix") is a member of Brown's Dock, L.L.C. ("Brown's Dock").

(3) Phoenix Investment Partners, Ltd. is a member of Brown's Dock.

(4) Inverness/Phoenix Capital LLC (the "General Partner") is the general partner of Inverness/Phoenix Partner LP, Executive Capital Partners I LP.

(5) Inverness Management Fund I ("Inverness") is a member of Brown's Dock and a member of the General Partner.

(6) WMD LLC ("WMD") is a controlling member of Inverness.

(7) J.C. Comis LLC ("JCC") is a controlling member of Inverness

(8) W. McComb Dunwoody is a controlling member of WMD.

(9) James C. Comis, III is a controlling member of JCC and a director of the Issuer.

(10) DCPM Holdings, Inc. is a member of the General Partner.

Signature of Reporting Persons:


BROWN'S DOCK, L.L.C.
INVERNESS/PHOENIX PARTNERS LP
EXECUTIVE CAPITAL PARTNERS I LP
INVERNESS/PHOENIX CAPITAL LLC
DCPM HOLDINGS, INC.
PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY
PHOENIX INVESTMENT PARTNERS, LTD.
INVERNESS MANAGEMENT FUND I LLC
WMD LLC
J.C. COMIS LLC
W. McComb Dunwoody
James C. Comis III

By:   /s/ James L. Learner, P.C.
      __________________________
Name: James L. Learner, P.C.
Title: Attorney-in-Fact
        (Pursuant to a Power of Attorney filed
        with the Commission)